PIRA
INSURANCE REGULATORY AUTHORITY
(GOVT. OF PAKISTAN)
ISLAMABAD

Office of the Director(Public Relations)

24-11-97,

DO/97,                             PRIVATE AND CONFIDENTIAL

To Whom It May Concern:

This is to certify that M/s. Eastern General Insurance Company Ltd., is a well established company with surplus funds of over US$100 million and also it has reserves and assets well over US$200 million as at 30th November 1997 and the performance of the company is excellent.

It enjoys the backing of world class reinsurers like UK, German and Swiss underwrtiers and also backed by the Pakistan Insurance Corporation who have retrocession treaties backed by the companies like Munich Re, Swiss Re, Colon Re and London Lloyds' Underwriters. The company has the highest insurance limits in all classes of General Insurance business i.e. Fire & Allied Perils, Marine Cargo, Marine Hull All Risk, Aviation All Risk, Engineering All Risk, Bonds all types, Motor, all sub classes of General Accident business i.e. Personal Accident, Burglary & Theft, Bankers's Blanket Cover, Health Insurance etc.

The company has informed for increase of its paid-up capital from US$15.5 million to US$30 million during Dec 1997.

The company is the leading company of the Eastern General Insurance Group of Companies which owns the following companies:

Shalimar General Insurance Company Ltd. (Pakistan)
Dubai National General Insurance Company Ltd. (UAE)
National Insurance & Reinsurance Company of (UAE) Ltd. (Caymn Islands).

The Eastern General Group of Companies owned by Husain family, who have also got a large interest in the non-insurance field as well i.e. Textile, Imports & Exports, Construction, Real Estate, Stocks and Aviation having assets as at 30th June 1997 of US$3500 million.

                                                    /s/F.S.R. Kureshi
                                                    (F.S.R. Kureshi)
                                                    Director (Public Relations)
Chairman,
Eastern General Group,
68/D/2, PECHS,
Karachi.